REPORT OF INDEPENDENT AUDITORS

To:	The Board of Directors OM London Exchange Limited

We have audited the accompanying balance sheets of OM London Exchange Limited as of 30 June 2002 and 31 December 2001 and 2000, and the related profit and loss accounts and statements of cash flows and movements in shareholders’ equity for the six month period ended 30 June 2002 and for each of the three years in the period ended 31 December 2001. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United Kingdom auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OM London Exchange Limited at 30 June 2002 and 31 December 2001 and 2000, and the results of its operations and its cash flows for the six-month period ended 30 June 2002 and for each of the three years in the period ended 31 December 2001 in conformity with accounting principles generally accepted in the United Kingdom which differ from those generally accepted in the United States (see Note 22 of Notes to the Financial Statements).

Ernst & Young LLP
London, England
April 28, 2003

OM LONDON EXCHANGE LIMITED

Report and Financial Statements

For the period 1 January 2002 to 30 June 2002

OM London Exchange Limited

Registered No. 23407010

DIRECTORS
P Cox
C Gilchrist
K Hessius
C Fritz
N Nicholls

SECRETARY
D Oliver

AUDITORS
Ernst & Young LLP
Rolls House
7 Rolls Buildings
Fetter Lane
London EC4A 1NH

REGISTERED OFFICE
131 Finsbury Pavement
London EC2A 1NT

OM London Exchange Limited

DIRECTORS’ REPORT

The directors submit their report and financial statements for the period 1 January 2002 to 30 June 2002.

PRINCIPAL ACTIVITIES

OM London Exchange is a Recognised Investment Exchange in the United Kingdom and is regulated by the Financial Services Authority. It has held this status since its inauguration as OM London in 1989.

The company’s principal activity consists of the provision of electronic exchange and clearing services, primarily destined for the trading of derivative financial instruments.

Current products offered include Scandinavian financial derivatives comprising of futures and options contracts on Scandinavian stocks, stock Indices, and fixed income products.

OM London Exchange also offers exchange trading of a variety of electricity contracts, combined with clearing services for the UK electricity market, under the UK Power Exchange (UKPX) brand.

Other product offerings include derivative products on wood pulp and the provision of a cross-border stock exchange for European and US equities under the trade name Jiway.

BUSINESS REVIEW

An analysis of turnover is provided in note 3 to the financial statements. In the first half of 2002 volumes were lower by around 11% across the board. Contract fees, in contrast, decreased by approximately 45%. The disproportionate effect results from two factors, firstly the fact that 2001 income is strongly weighted towards Q1 and secondly the 2001 fee reduction did not take full effect until Q2. In contrast, 2002 fees were all charged at the reduced rate and, in addition, volumes decreased.

Other Income benefits from a one off TSEK 12,000 recovery of Jiway VAT, from Jiway member licence income (not present in 2001 comparatives) and from increased licence income from UKPX licence agreements, contributing to a threefold increase in other revenues. Collateral Income reflects the decrease in 2002 volumes.

Developments in the spot market for U.K. electricity have been in line with expectations. OM London Exchange has captured the majority of exchange traded business market share and over 40 qualified market participants. In April 2002 UKPX launched OTC clearing services for UK Power contracts with the expectation that the market would build up interest over a period of time.

RESULTS

The net result for the period was a loss of TSEK 63,277 (six months to 30 June 2001 (unaudited): loss of TSEK 7,861; 2001: loss of TSEK 48,527; 2000: profit of TSEK 38,328; 1999: profit of TSEK 12,359). The full results for the period are set out in the profit and loss account on page 8. No interim or final dividend is proposed.

The company has continued to make losses in the year to date since 30 June 2002.

DEVELOPMENTS

OM London Exchange offerings are under constant review and continued uncertainty in world financial markets combined with the innovative nature of the Jiway offering meant that the timing of returns on this product became less certain.

In the final quarter of 2002, in the light of this ambiguity, a decision was made to cease operating the Jiway exchange offering. The exchange had a duty to close the market in an orderly manner and this was accomplished on plan on 31 January 2003.

Building upon the success of the core exchange business and in keeping with its goal of spearheading international growth for the OM group, OM London Exchange held talks with the London Stock Exchange (LSE) in 2002 with a view finding areas of potential co-operation.

OM London Exchange Limited

DIRECTORS’ REPORT

DEVELOPMENTS (continued)

The approach culminated in an agreement, signed on 8 December 2002, to build an international equity derivatives business, based on the existing OM London Exchange Scandinavian derivatives business, OM Technology trading platforms and the cash equity franchise of the London Stock Exchange.

In 2003, the securities trading arm of OM London Exchange is to be transferred, for a total consideration of £24 million, to a new company, EDX London Ltd which will be jointly owned by OM and LSE (24%: 76%). This transaction is due to complete in the second quarter of 2003 upon the fulfilment of the sale conditions.

OM London Exchange will continue to act as the clearing house, and hence the guarantor of trades, for EDX London until a time, expected to be in the fourth quarter of 2003, when that role is taken over by the London Clearing House.

The transfer will underpin the future growth of the securities business, under the auspices of LSE, whilst freeing up resources to further develop the current OM London Exchange offerings, principally the UK Power Exchange.

CHANGE OF ACCOUNTING REFERENCE DATE

On 19 December 2002 the directors decided to change the company’s accounting reference date from 31 December 2002 to 30 June 2002.

FUTURE DEVELOPMENTS

In 2003, OM London Exchange will concentrate on the UK Power Exchange product, focus will be on increased marketing and sales efforts, co-ordinated with further product development. Planned new products include the introduction of UKPX DART, a day-ahead price index for UK power, and the introduction of new forward instruments.

Greater attention will be paid to establishing deeper relations with customers on all levels of their organisation and a marketplace service will be introduced to encourage additional trading participation.

DIRECTORS AND THEIR INTERESTS

The following served as directors during the year:

P Cox C Gilchrist K Hessius C Fritz N Nicholls A Whalley	(appointed 10 June 2002) (appointed 10 June 2002) (resigned 31 March 2002)

There are no directors’ interests requiring disclosure under the Companies Act 1985.

POLITICAL AND CHARITABLE DONATIONS

No political or charitable donations were made during the period (30 June 2001: SEK Nil; 31 December 2001: SEK Nil; 2000: SEK Nil; 1999: SEK Nil).

OM London Exchange Limited

DIRECTORS’ REPORT

AUDITORS

A resolution to reappoint Ernst & Young LLP as auditors will be put to the members at the Annual General Meeting.

By order of the Board

Secretary

OM London Exchange Limited

STATEMENT OF DIRECTORS’ RESPONSIBILITIES IN RESPECT OF THE FINANCIAL STATEMENTS

Company law requires the directors to prepare financial statements for each financial period which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing those financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgements and estimates that are reasonable and prudent;

•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

INDEPENDENT AUDITORS’ UK REPORT TO THE MEMBERS OF OM LONDON EXCHANGE LIMITED

We have audited the company’s financial statements for the period ended 30 June 2002, which comprise Profit and Loss Account, Balance Sheet, Reconciliation of Shareholder’s Funds, Cash Flow Statement and the related notes 1 to 23. These financial statements have been prepared on the basis of the accounting policies set out therein.

This report is made solely to the company’s members, as a body, in accordance with Section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditor

As described in the Statement of Directors’ Responsibilities, the company’s directors are responsible for the preparation of the financial statements in accordance with applicable United Kingdom law and accounting standards.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Directors’ Report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and transactions with the company is not disclosed.

We read the Directors’ Report and consider the implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion

We conducted our audit in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

INDEPENDENT AUDITORS’ UK REPORT TO THE MEMBERS OF OM LONDON EXCHANGE LIMITED (continued)

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the company as at 30 June 2002 and of its loss for the period then ended and have been properly prepared in accordance with the Companies Act 1985.

Ernst & Young LLP
Registered Auditor
London
Date

OM London Exchange Limited

PROFIT AND LOSS ACCOUNT
for the period ended 30 June 2002

		Six months ended 30 June		Year ended 31 December

		2002	2001	2001	2000	1999
	Notes	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

			(unaudited)
Turnover	3	104,202	94,892	175,302	187,082	109,600
Administrative expenses	4	(164,679)	(99,231)	(223,728)	(144,674)	(89,257)

OPERATING (LOSS)/PROFIT	4	(60,477)	(4,339)	(48,426)	42,408	20,343
Interest receivable from fellow subsidiaries		—	1,057	1,200	5,203	5,233
Other interest receivable		4,859	418	1,075	1,424	540
Interest payable to parent company on subordinated debt		(3,328)	(3,360)	(6,922)	(5,104)	(6,750)
Other interest payable		(4,331)	(1,637)	(5,647)	(410)	(507)

(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		(63,277)	(7,861)	(58,720)	43,521	18,859
Taxation	7	—	3,638	10,193	(5,193)	(6,500)

(LOSS)/PROFIT FOR THE FINANCIAL PERIOD/YEAR		(63,277)	(4,223)	(48,527)	38,328	12,359
DIVIDENDS
Ordinary dividend paid on equity shares		—	—	—	—	(45,000)

(LOSS)/PROFIT TRANSFERRED FROM/TO RESERVES FOR THE FINANCIAL PERIOD/YEAR		(63,277)	(4,223)	(48,527)	38,328	(32,641)

There were no recognised gains or losses other than the (loss)/profit for each financial period/year.

Loss/profit under United States generally accepted accounting principles is set out in note 22.

The notes to the financial statements are an integral part of these financial statements.

OM London Exchange Limited

BALANCE SHEET
at 30 June 2002

		At 30 June	At 31 December
		2002	2001	2000
	Notes	SEK’000	SEK’000	SEK’000

FIXED ASSETS
Tangible assets	9	147,498	149,924	35,796

CURRENT ASSETS
Debtors — amounts due within one year	10	301,051	230,645	86,330
Debtors — amounts due after more than one year	10	14,016	75,995	46,100
Cash at bank and in hand	15, 16	2,778,210	2,147,898	2,214,889

		3,093,277	2,454,538	2,347,319
CREDITORS
Amounts falling due within one year	11	3,069,658	2,162,136	2,099,034

NET CURRENT ASSETS		23,619	292,402	248,285

TOTAL ASSETS LESS CURRENT LIABILITIES		171,117	442,326	284,081
CREDITORS
Amounts falling due after more than one year	12	125,000	332,932	125,000
PROVISIONS FOR LIABILITIES AND CHARGES	13	—	—	1,160

		46,117	109,394	157,921

CAPITAL AND RESERVES
Called up share capital		100,000	100,000	100,000
Profit and loss account		(53,883)	9,394	57,921

TOTAL SHAREHOLDER’S FUNDS		46,117	109,394	157,921

Signed on behalf of the Board

Director

Shareholder’s funds under United States generally accepted accounting principles are set out in note 22.

The notes to the financial statements are an integral part of these financial statements.

OM London Exchange Limited

RECONCILIATION OF SHAREHOLDER’S FUNDS
for the period ended 30 June 2002

			Total
		Profit	share-
	Share	and loss	holder’s
	capital	account	funds
	SEK’000	SEK’000	SEK’000

At 1 January 1999	100,000	52,234	152,234
Profit for the year ended 31 December 1999	—	12,359	12,359
Dividend	—	(45,000)	(45,000)

At 31 December 1999	100,000	19,593	119,593
Profit for the year ended 31 December 2000	—	38,328	38,328

At 31 December 2000	100,000	57,921	157,921
Loss for the year ended 31 December 2001	—	(48,527)	(48,527)

At 31 December 2001	100,000	9,394	109,394
Loss for the period ended 30 June 2002	—	(63,277)	(63,277)

At 30 June 2002	100,000	(53,883)	46,117

The notes to the financial statements are an integral part of these financial statements.

OM London Exchange Limited

CASH FLOW STATEMENT
for the period ended 30 June 2002

			Six months ended 30 June		Year ended 31 December

			2002	2001	2001	2000	1999
	Note		SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

				(unaudited)
NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES	16	(a)	647,749	(187,250)	(129,663)	662,773	89,119
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE	16	(b)	(2,800)	(3,522)	(10,294)	1,112	(1,483)
TAXATION	16	(b)	—	(1,267)	(1,142)	(6,968)	(15,057)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT	16	(b)	(14,637)	(94,346)	(133,823)	(29,967)	(3,239)
EQUITY DIVIDENDS PAID	16	(b)	—	—	—	—	(45,000)
FINANCING	16	(b)	—	—	207,932	—	—

INCREASE/(DECREASE) IN CASH			630,312	(286,385)	(66,990)	626,950	24,340

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

			Six months ended 30 June		Year ended 31 December

			2002	2001	2001	2000	1999
	Note		SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

				(unaudited)
Increase/(decrease) in cash			630,312	(286,385)	(66,990)	626,950	24,340
Decrease/(increase) in debt due after one year			207,932	—	(207,932)	—	—

Movement in net funds			838,244	(286,385)	(274,922)	626,950	24,340
NET FUNDS AT 1 JANUARY			1,814,966	2,089,888	2,089,888	1,462,938	1,438,598

NET FUNDS AT 30 JUNE / 31 DECEMBER	16	(c)	2,653,210	1,803,503	1,814,966	2,089,888	1,462,938

Cash flows under United States generally accepted accounting principles are set out in note 22.

The notes to the financial statements are an integral part of these financial statements.

OM London Exchange Limited NOTES TO THE FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS AND BASIS OF PREPARATION

Organisation

The company is a recognised investment exchange in the United Kingdom and is regulated by the Financial Services Authority.

A range of futures and options on Swedish, Norwegian and Danish stocks and on the OMX (Swedish), OBX (Norwegian) and KFX (Danish) Indices are traded. In addition, the Exchange trades Swedish bond futures contracts and clears several Swedish denominated Interest rate products. The Exchange also trades in pulp contracts and electricity futures.

The majority of clearing turnover is Swedish Krona denominated with expenses incurred in Swedish Krona and sterling.

The accompanying financial statements have been prepared under both UK GAAP and US GAAP. Since the company is registered with SEC, it is required to provide US GAAP disclosures in order to meet certain SEC requirements. Note 22 to the financial statements provides reconciliations of differences between the UK GAAP and US GAAP.

The company has changed its accounting reference date from 31 December to 30 June. The change in accounting reference date and SEC disclosure rules relating thereto require prior years’ information to be presented in a specified manner. In accordance with such requirements these financial statements include unaudited comparative profit and loss account and cash flow statements for the six-month period ended 30 June 2001. In addition, the information on profit and loss and cash flows for the years ended 31 December 2001, 2000 and 1999 has been presented. The comparative balance sheets have been disclosed for the years ended 31 December 2001 and 31 December 2000. The reconciliation of shareholder’s funds has been presented for the years ended 31 December 1999, 2000, 2001 and the six month period ended 30 June 2002.

2.	ACCOUNTING POLICIES

Accounting convention

The financial statements are prepared under the historical cost convention and in accordance with applicable United Kingdom accounting standards.

Turnover

Turnover represents fees received for operating the marketplace and clearing house for financial derivatives together with other fees. All fees were derived in the United Kingdom and are net of VAT. Turnover includes net interest income on collateral.

The company uses a trade date basis of accounting.

Tangible fixed assets

Tangible fixed assets are stated at cost less amounts written off and are depreciated over their useful lives on a straight-line basis.

Furniture, fixtures and office equipment — 5 years Leasehold improvements — 10 years

2.	ACCOUNTING POLICIES (continued)

Foreign currency

Due to the number and significance of Krona transactions and as most of the company’s assets and liabilities are denominated in Krona, the company’s financial statements are prepared in Swedish Krona.

Transactions in currencies other than Swedish Krona are recorded in Swedish Krona at the rate ruling at the time of the transaction. Any gain or loss arising from a change in exchange rates, subsequent to the date of the transaction, is included as an exchange gain or loss in the profit and loss account.

Monetary assets and liabilities are recorded in the balance sheet in the currency in which they are held or are to be settled and are valued at the rate of exchange ruling at the balance sheet date.

Operating leases

Rentals payable and receivable under operating leases are charged/credited to the profit and loss account as incurred. Rental holidays are allocated over the lease term on a straight-line basis.

Deferred taxation

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events have occurred at the date that will result in an obligation to pay more, or a right to pay less or to receive more, tax.

Deferred tax assets are recognised only to the extent that the directors consider that it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is measured on an undiscounted basis at the tax rate that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted or substantively enacted at the balance sheet date.

Pension costs

The company contributes to a defined contribution scheme for the benefit of each eligible employee contributions are charged to the profit and loss account or on accrual basis.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.	TURNOVER

Turnover comprises the following:

	30 June		31 December

	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
Contract fees	46,337	71,158	119,851	150,237	89,294
Other income	48,330	10,627	24,473	12,602	8,126
Interest received on collateral	36,174	42,772	93,990	95,975	39,878
Interest paid on collateral	(26,639)	(29,665)	(63,012)	(71,732)	(27,698)

	104,202	94,892	175,302	187,082	109,600

Other income represents fees for trading terminals rented to OM members together with facilities management charges in respect of running the linked Norwegian Market. It also includes the lease rental earned on the sublet portion of the operating lease. Other income for the period ended 30 June 2002 benefits from SEK 12,000,000 write back of specific Jiway provisions in respect of license fees.

4.	OPERATING (LOSS)/PROFIT

	30 June		31 December

	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
This is stated after charging/(crediting):
Auditors’ remuneration — audit	723	413	825	1,034	457
— other	382	521	1,042	689	612
Depreciation and impairment of fixed assets	16,785	7,698	18,101	2,095	2,243
Loss on disposal of fixed assets	279	—	1,595	—	—
Operating lease rentals — property	22,876	23,560	44,652	27,579	5,085
Foreign exchange gains	(3,144)	—	(925)	(1,470)	(2,500)

5.	DIRECTORS’ EMOLUMENTS

	30 June		31 December

	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
Emoluments	1,051	1,094	2,187	2,023	1,726

Amounts paid to third parties in respect of directors’ services	68	128	255	226	193

Company contributions paid to money purchase pension schemes	105	220	440	407	397

5.	DIRECTORS’ EMOLUMENTS (continued)

	30 June		31 December

	2002	2001	2001	2000	1999
	No.	No.	No.	No.	No.

		(unaudited)
Members of money purchase pension schemes	1	1	1	1	1

The amounts in respect of the highest paid director are as follows:

	30 June		31 December

	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
Emoluments	1,051	1,094	2,187	2,023	1,726

Company contributions paid to money purchase pension schemes	105	220	440	407	397

6.	STAFF COSTS

Employee costs during the period/year amounted to:

	30 June		31 December

	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
Salaries	34,620	17,576	44,989	24,442	19,602
Social security costs	3,679	1,946	4,646	2,702	2,310
Other pension costs	2,572	1,567	3,625	2,262	2,028

	40,871	21,089	53,260	29,406	23,940

6.	STAFF COSTS (continued)

The average number of persons employed by the company during the period/year was as follows:

	30 June		31 December

	2002	2001	2001	2000	1999
	No.	No.	No.	No.	No.

		(unaudited)
Jiway	24	—	—	—	—
Management	3	2	3	2	2
Trading	10	12	15	15	13
Clearing and finance	12	12	15	13	9
Marketing	1	5	3	6	9
Legal	4	3	4	3	3
Administration	9	8	9	3	2
IT	5	1	6	3	1
Development/UK PX	21	16	20	7	3

	89	59	75	52	42

7.	TAXATION

	30 June		31 December

	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
Current period/year corporation tax (credit)/charge	—	—	(3,373)	5,193	6,500
Prior year over provision	—	(6,820)	(6,820)	—	—
Deferred taxation	—	3,182	—	—	—

	—	(3,638)	(10,193)	5,193	6,500

Reconciliation of statutory rate to effective rate of corporation tax:

	30 June		31 December

	2002	2001	2001	2000	1999
	%	%	%	%	%

		(unaudited)
United Kingdom statutory tax rate	30.0	30.0	30.0	30.0	30.2
Movement in unprovided deferred tax	(27.1)	(11.1)	(16.0)	(3.5)	(0.7)
Disallowable expenses	(2.8)	(59.4)	(8.3)	0.8	4.2
Prior period adjustments	—	86.8	11.6	—	—
Other differences	(0.1)	—	0.1	5.4	0.8
Group relief received for no consideration	—	—	—	(20.8)	—

	—	46.3	17.4	11.9	34.5

8.	DEFERRED TAX

The unprovided amount of deferred tax on all timing differences is as follows:

	30 June	31 December

	2002	2001	2000
	SEK’000	SEK’000	SEK’000

Depreciation in advance of capital allowances	2,598	(4,060)	(918)
Other timing differences	349	194	48
Losses carried forward	15,949	12,943	—

Total deferred tax assets/(liabilities)	18,896	9,077	(870)

The amount of deferred tax provided as at 30 June 2001 is as follows:

30 June
2001
(unaudited)
SEK’000

Depreciation in advance of capital allowances	(3,230)
Other timing differences	48

(3,182)

9.	TANGIBLE FIXED ASSETS

		Furniture,
		fixtures
	Leasehold	and office
	improvements	equipment	Total
	SEK’000	SEK’000	SEK’000

Cost:
At 1 January 2000	—	16,760	16,760
Additions	—	29,995	29,995
Disposals	—	(28)	(28)

At 31 December 2000	—	46,727	46,727
Additions	121,635	—	121,635
Acquisitions	—	12,285	12,285
Disposals	—	(2,306)	(2,306)

At 31 December 2001	121,635	56,706	178,341
Additions	14,637	—	14,637
Disposals	—	(464)	(464)

At 30 June 2002	136,272	56,242	192,514

9.	TANGIBLE FIXED ASSETS (continued)

		Furniture,
		fixtures
	Leasehold	and office
	improvements	equipment	Total
	SEK’000	SEK’000	SEK’000

Depreciation:
At 1 January 2000	—	8,849	8,849
Charges	—	2,095	2,095
Disposals	—	(14)	(14)

At 31 December 2000	—	10,930	10,930
Charges	9,213	8,888	18,101
Disposals	—	(614)	(614)

At 31 December 2001	9,213	19,204	28,417
Charges	6,909	3,290	10,198
Impairment loss	—	6,587	6,587
Disposals	—	(186)	(186)

At 30 June 2002	16,122	28,894	45,016

Net book value:
At 30 June 2002	120,150	27,348	147,498

At 31 December 2001	112,422	37,502	149,924

At 31 December 2000	—	35,797	35,797

The acquisitions in 2001 represent the net value of fixed assets taken over from Jiway as a part of the business acquisition in the prior year. In accordance with FRS 11 — ‘Impairment of fixed assets and goodwill’, the carrying values of the Jiway assets at 30 June 2002 have been compared to their estimated recoverable amounts and fully provided against.

10.	DEBTORS

	30 June	31 December

	2002	2001	2000
	SEK’000	SEK’000	SEK’000

Trade receivables	52,811	57,030	24,376
Amounts owed by group undertakings	122,229	112,157	26,116
Tax receivables	17,774	17,646	7,333
Other debtors	60,868	95,944	53,822
Prepayments and accrued income	61,385	23,863	20,783

	315,067	306,640	132,430

Amounts falling due after more than one year included above are:
Rental deposit	—	46,100	46,100
Clearing deposit	14,016	29,895	—

	14,016	75,995	46,100

Trade receivables stated above are net of provision of SEK 835,000 (31 December 2001: SEK 2,000,000; 2000: SEK 2,000,000) in respect of old outstanding fee.

	30 June	31 December

	2002	2001	2000
	SEK’000	SEK’000	SEK’000

At 1 January	2,000	2,000	2,000
Released during the period/year	(1,165)	—	—

At 30 June/31 December	835	2,000	2,000

11.	CREDITORS: amounts falling due within one year

	30 June	31 December

	2002	2001	2000
	SEK’000	SEK’000	SEK’000

Amounts owing to exchange members	2,587,024	1,967,139	2,015,089
Trade payables	98,331	62,881	23,493
Amounts owed to group undertakings	323,988	87,076	1,846
Other creditors	20,381	14,540	26,113
Taxation and social security	1,621	2,444	5,629
Accruals and deferred income	38,313	28,056	26,864

	3,069,658	2,162,136	2,099,034

Included in amounts owed to group undertakings as at 30 June 2002 is SEK 207,932,000 subordinated debt (see note 12).

Included in other creditors are unpaid amounts due on the defined contribution pension scheme outstanding as at 30 June 2002 of SEK 1,000 (31 December 2001: SEK 2,000; 2000: SEK 2,000).

12.	CREDITORS: amounts falling due after more than one year

		31 December
	30 June
	2002	2001	2000
	SEK’000	SEK’000	SEK’000

Amounts repayable between one and two years:
Subordinated debt issued to OM AB	125,000	332,932	125,000

The debt is repayable after a period of one year, subject to termination on two years’ notice given by each party.

It carries interest which is payable on a half-yearly basis on the equivalent rate for six-month Swedish Treasury bills. At 30 June 2002 this was 4.35% (31 December 2001: 3.73%; 2000: 4.16%).

The debt is subordinate to the rights of unsubordinated creditors and, in the event of liquidation, will be repaid only out of assets remaining after payment of sums in respect of such prior obligations.

13.	PROVISIONS FOR LIABILITIES AND CHARGES

		31 December
	30 June
	2002	2001	2000
	SEK’000	SEK’000	SEK’000

At 1 January	—	1,160	—
Provided during the year	—	—	1,160
Applied during the year	—	(1,160)	—

At 31 December	—	—	1,160

Provision was made in 2000 for the expected shortfall in lease receipts compared to the lease obligations on vacation of the lease of the company’s former premises.

14.	SHARE CAPITAL

	Ordinary	Ordinary	Ordinary
	share capital	share capital	share capital
	Authorised	Authorised	Authorised
	30 June	31 December	31 December
	2002	2001	2000

10,000,000 shares of GBP 1 each (£000)	10,000	10,000	10,000

10,000,000 shares of SEK 10 each (SEK’000)	100,000	100,000	100,000

14.	SHARE CAPITAL (continued)

	Allotted, called up and fully paid

		31 December
	30 June
	2002	2001	2000
	SEK’000	SEK’000	SEK’000

5,000,100 shares of GBP 1 each	51,200	51,200	51,200
4,880,000 shares of SEK 10 each	48,800	48,800	48,800

	100,000	100,000	100,000

The GBP shares are recorded at the historical exchange rate when issued. Shares rank pari passu in all respects.

15.	MARGIN AND CLEARING FUND DEPOSITS

The OM London Exchange operates a risk-based portfolio margining system, OMS II. It employs various techniques to minimise its exposure to loss in the event of default by a clearing member. Cash and non-cash collateral is held to cover daily margin calls. The cash deposits of clearing members are invested by the company and are disclosed in the balance sheet under cash and bank deposits. Cash collateral is only available to the company in the event of a member defaulting on its contractual duties with the company.

		31 December
	30 June
	2002	2001	2000
	SEK’000	SEK’000	SEK’000

Cash collateral	2,565,371	1,967,139	2,015,089
Non-cash collateral:
Securities held	1,692,966	2,475,159	2,666,569
Bank guarantees	120,082	124,875	140,350

The OM London Exchange is authorised by the Financial Services Authority to operate as a Recognised Investment Exchange and is also permitted to offer integrated clearing services.

One of the principal functions of a clearing house is to guarantee that all contracts traded will be honoured. This means that the clearing house becomes the counterparty to all transactions.

Concentrations of credit risk

Collateral is held at a variety of banks and custodians, which are constantly reviewed to monitor credit and concentration risk.

16.	NOTES TO THE STATEMENT OF CASH FLOWS

(a) Reconciliation of operating (loss)/profit to net cash inflow/(outflow) from operating activities

	Six months ended 30 June		Year ended 31 December

	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
Operating (loss)/profit	(60,477)	(4,339)	(48,426)	42,408	20,343
Depreciation and impairment of fixed assets	16,785	7,698	18,101	2,081	2,243
Loss on disposal of fixed assets	279	—	1,595	—	—
Decrease/(increase) in debtors	(8,428)	954	(162,875)	(49,761)	(19,618)
Increase/(decrease) in creditors	699,590	(191,563)	61,942	668,045	86,151

Net cash inflow/(outflow) from operating activities	647,749	(187,250)	(129,663)	662,773	89,119

(b) Analysis of cash flows for headings netted in the statement of cash flows

	Six months ended 30 June		Year ended 31 December

	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received	4,859	1,475	2,275	6,627	5,774
Interest paid	(7,659)	(4,997)	(12,569)	(5,515)	(7,257)

	(2,800)	(3,522)	(10,294)	1,112	(1,483)

TAXATION
Corporation tax paid	—	(1,267)	(1,142)	(6,968)	(15,057)

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of fixed assets	(14,637)	(94,946)	(133,920)	(29,967)	(3,239)
Receipts from disposal of fixed assets	—	—	97	—	—

	(14,637)	(94,946)	(133,823)	(29,967)	(3,239)
Equity dividends

Equity dividend paid	—	—	—	—	(45,000)

FINANCING
Proceeds from subordinated debt issue	—	—	207,932	—	—

16.	NOTES TO THE STATEMENT OF CASH FLOWS (continued)

(c) Analysis of changes in net funds

						At
	At		Reclassified to	At		30 June
	30 June		creditors due	31 December		2001
	2002	Cashflow	within one year	2001	Cashflow	(unaudited)
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

Cash collateral	2,565,371	598,232		1,967,139	152,352	1,814,787
Other cash at bank and in hand	212,839	32,080		180,759	67,043	113,716

	2,778,210	630,312	—	2,147,898	219,395	1,928,503
Debt due after one year	(125,000)	—	207,932	(332,932)	(207,932)	(125,000)

	2,653,210	630,312	207,932	1,814,966	11,463	1,803,503

	At
	30 June		At		At
	2001		31 December		31 December
	(unaudited)	Cash flow	2000	Cashflow	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

Cash collateral	1,814,787	(200,302)	2,015,089	658,022	1,357,067
Other cash at bank and in hand	113,716	(86,083)	199,799	(31,072)	230,871

	1,928,503	(286,385)	2,214,888	626,950	1,587,938
Debt due after one year	(125,000)	—	(125,000)	—	(125,000)

	1,803,503	(286,385)	2,089,888	626,950	1,462,938

	At		At
	31 December		1 January
	1999	Cash flow	1999
	SEK’000	SEK’000	SEK’000

Cash collateral	1,357,067	96,214	1,260,853
Other cash at bank and in hand	230,871	(71,874)	302,745

	1,587,938	24,340	1,563,598
Debt due after one year	(125,000)	—	(125,000)

	1,462,938	24,340	1,438,598

17.	FINANCIAL COMMITMENTS

Operating leases

The company leases the premises from which it operates on long-term leases. These obligations are included in the following disclosure. The minimum annual rentals under these leases are as follows:

		31 December
	30 June
	2002	2001	2000
	Property	Property	Property
	SEK’000	SEK’000	SEK’000

Payments due within one year; leases which expire:
- after 5 years	45,752	42,843	41,968

	45,752	42,843	41,968

Amounts due:
2003			45,752
2004			45,752
2005			45,752
2006			45,752
2007			45,752
Thereafter			411,771

			640,531

A portion of the above lease has been sublet and the minimal annual rentals under these sub-leases are as follows:

		31 December
	30 June
	2002	2001	2000
	Property	Property	Property
	SEK’000	SEK’000	SEK’000

Receipts due within one year; leases which expire:
- within 5 years	5,197	4,629	10,620

	5,197	4,629	10,620

Amounts due:
2003			5,197
2004			4,377
2005			4,377
2006			2,188

			16,139

18.	PARENT UNDERTAKING AND CONTROLLING PARTY

The company’s immediate parent undertaking is Stockholmbörsen. It has included the company in its group financial statements, copies of which are available from its registered office: Norrlandsgatan 31, SE-105-78, Stockholm, Sweden.

In the directors’ opinion, the company’s ultimate parent undertaking and controlling party is OM AB, which is incorporated in Sweden. Copies of its group financial statements, which include the company, are available from Norrlandsgatan 31, SE-105-78, Stockholm, Sweden.

19.	PARENT COMPANY GUARANTEE

In order to assure the position of OM London Exchange and Stockholmsbörsen (formerly “OM Stockholm Exchange AB”) as counterparties and to maximise funds available for member clearing, it is important that the market operates with sufficient capital resources.

OM London Exchange operates under a parent company guarantee issued by its direct parent company, Stockholmsbörsen, itself a wholly owned subsidiary of OM AB.

The guarantee covers OM London Exchange’s obligations to members arising from its exchange and clearing operations and is backed by Stockholmsbörsen’s risk-bearing capital of SEK 1 billion.

In addition, a credit insurance policy was put in place with AIG Europe (Ireland) Limited in 1999 which provided cover to OM London Exchange and Stockholmsbörsen against the risk arising from the defaults of members. This policy operated on a three-year rolling renewal basis and remained in effect until 16 February 2002. Subsequently it was replaced by a similar policy from OM Capital Insurance AG. OM Capital Insurance AG, whose ultimate parent is OM AB, is structured as a special purpose vehicle whose only purpose is to insure the counterparty risk of Stockholmsbörsen and OM London Exchange. It operates in Switzerland as an authorised insurance company and as such maintains paid in reserves and, in addition, substantially reinsures its obligations through external companies.

The combined effect of the insurance policy and the Stockholmsbörsen guarantee is that the total pool of assets available to fulfil clearing obligations owed to members of OM London Exchange is approximately SEK 2 billion. The guarantee can only be terminated by Stockholmsbörsen giving three months’ advance notice to the members of Stockholmsbörsen and OM London Exchange.

20.	ACQUISITION OF BUSINESS

In 2001, OM London Exchange acquired the operations of the Jiway market from Jiway Limited, which was previously owned by OM AB (60%) and Morgan Stanley International (40%). The accounting methodology used is consistent with both acquisition accounting for UK GAAP and purchase accounting for US GAAP.

21.	RELATED PARTY TRANSACTIONS

During the period/year the company entered into transactions, in the ordinary course of business, with other group undertakings. Transactions entered into are as follows:

	30 June		31 December

	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
Administrative expenses	54,705	34,098	80,072	47,430	14,700

The amount due from and due to group undertakings are disclosed in notes 10 and 11 respectively.

22.	DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Accounting principles

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which differ from United States generally accepted accounting principles (“US GAAP”). The significant differences as they apply to the company are summarised below.

Impairment loss on fixed assets

Under UK GAAP the impairment loss on fixed assets is included in the depreciation charge, whereas under US GAAP this loss is deducted from the cost of the assets.

Deferred taxation

In the accounting periods of 2000 and earlier, the company provided for deferred taxation, using the liability method, on timing differences which would probably reverse. Deferred tax was not provided on timing differences which, in the opinion of the directors, would not reverse. Deferred taxation assets were only recognised if recovery without replacement by equivalent debit balances was reasonably certain. Under US GAAP, deferred taxation is provided using the liability method on all temporary differences and deferred tax assets are recognised to the extent that their realisation is more likely than not.

As a result of adoption of FRS 19, the UK GAAP treatment of deferred taxation applied by the company is consistent with the US GAAP treatment.

Reconciliations of profit for the year and shareholders’ equity assuming US GAAP had been applied are as follows:

	Six months ended 30 June		Year ended 31 December

	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
(Loss)/ profit for the period/year as reported under UK GAAP	(63,277)	(4,223)	(48,527)	38,328	12,359
Adjustment relating to deferred taxation	—	—	870	(1,160)	(131)

(Loss)/profit as adjusted to accord with US GAAP	(63,277)	(4,223)	(47,657)	37,168	12,228

Equity shareholder’s funds as reported under UK GAAP	46,117	153,698	109,394	157,921	119,593
Cumulative adjustments relating to deferred taxation	—	—	—	(870)	290

Equity shareholder’s funds as adjusted to accord with US GAAP	46,117	153,698	109,394	157,051	119,883

22.	DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

Cash Flow Statement

The cash flow statements prepared under UK GAAP present substantially the same information as those required under US GAAP. UK GAAP and US GAAP differ, however, with regard to classification of items within the statements and as regards the definition of cash and cash equivalents.

Under US GAAP, cash and cash equivalents do not include cash collateral and bank overdrafts whereas they are included under UK GAAP. US GAAP requires only three categories of cash flow activity to be reported: operating (including cash flows from cash collateral), investing and financing (including movements in bank overdrafts). Cash flows from taxation and returns on investments and servicing of finance, shown separately under UK GAAP, would be included as operating activities under US GAAP, except for dividends paid which would be included as financing activities.

The categories of cash flow under US GAAP can be summarised as follows:

			Year ended 31 December
	30 June	30 June
	2002	2001	2001	2000	1999
	SEK’000	SEK’000	SEK’000	SEK’000	SEK’000

		(unaudited)
Cash inflow/(outflow) from operating activities	46,717	8,863	(93,149)	(1,105)	(23,635)
Cash outflow on investing activities	(14,637)	(94,946)	(133,823)	(29,967)	(3,239)
Cash inflow (outflow) from financing activities	—	—	207,932	—	(45,000)

Increase/decrease in cash and cash equivalents	32,080	(86,083)	(19,040)	(31,072)	(71,874)
Cash and cash equivalents at 1 January	180,759	199,799	199,799	230,871	302,745

Cash and cash equivalents at 30 June / 31 December	212,839	113,716	180,759	199,799	230,871

23.	SUBSEQUENT EVENTS

OM London Exchange offerings are under constant review and continued uncertainty in world financial markets combined with the innovative nature of the Jiway offering meant that the timing of returns on this product became less certain.

In the final quarter of 2002, in the light of this ambiguity, a decision was made to cease operating the Jiway exchange offering. The exchange had a duty to close the market in an orderly manner and this was accomplished on plan on 31 January 2003.

Building upon the success of the core exchange business and in keeping with its goal of spearheading international growth for the OM group, OM London Exchange held talks with the London Stock Exchange (LSE) in 2002 with a view finding areas of potential co-operation.

The approach culminated in an agreement, signed on 8 December 2002, to build an international equity derivatives business, based on the existing OM London Exchange Scandinavian derivatives business, OM Technology trading platforms and the cash equity franchise of the London Stock Exchange.

In 2003, the securities trading arm of OM London Exchange is to be transferred, for a total consideration of £24 million, to a new company, EDX London Ltd which will be jointly owned by OM and LSE (24%: 76%). This transaction is due to complete in the second quarter of 2003 upon the fulfillment of the sale conditions.

OM London Exchange will continue to act as the Clearing House, and hence the guarantor of trades, for EDX London until a time, expected to be in the fourth quarter of 2003, when that role is taken over by the London Clearing House.

The transfer will underpin the future growth of the securities business, under the auspices of LSE, whilst freeing up resources to further develop the current OM London exchange offerings, principally the UK Power Exchange.

On 1 April 2003, premises operating leases and the related leasehold improvements were transferred to OM Technology.